UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 29, 2010

Ener1, Inc.

 (Exact name of registrant as specified in its charter)

Florida	001-34050	59-2479377
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1540 Broadway, Suite 25C, New York, New York		10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	212 920-3500

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2010, a Supply Agreement (the “Supply Agreement”) entered into by Ener1, Inc. (“Ener1”) and Joint Stock Company “Mobile Gas Turbine Electric Powerplants,” a Russian corporation (“MGTES”), became binding and effective.  The Supply Agreement was entered into on October 6, 2010, but did not become binding and effective on both parties until October 29, 2010.  Under the Supply Agreement, Ener1 has agreed to manufacture and sell, and MGTES has agreed to purchase, certain lithium-ion battery units to be used by MGTES to power grid energy storage systems in Russia.  The total purchase price for the units is $40,000,000, the payment of which will be made in installments over a period of approximately two years, and each installment payment will be subject to the satisfaction of specified production, inspection and performance conditions.  Although we anticipate that the contract will be completed by the end of 2012, no assurances can be made that all installment payments will be received by us in full or on a timely basis.  The foregoing description of the Supply Agreement is qualified in its entirety by the full text of the Supply Agreement, which is attached hereto as Exhibit 10.1, and which is hereby incorporated herein by reference.  Confidential portions of the Supply Agreement have been omitted and filed separately with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Supply Agreement between Ener1, Inc. and Joint Stock Company “Mobile Gas Turbine Electric Powerplants,” effective as of October 29, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

November 2, 2010	By:	/s/ Charles Gassenheimer
Name: Charles Gassenheimer
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Supply Agreement between Ener1, Inc. and Joint Stock Company “Mobile Gas Turbine Electric Powerplants,” effective as of October 29, 2010.

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